Exhibit 10.8

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

EMPLOYEE SEVERANCE PROGRAM

1.	Purpose of the Program This Access Midstream Partners GP, L.L.C. “Employee Severance Program” is established by Access Midstream Partners GP, L.L.C. for the purpose of providing certain benefits to Eligible Employees who are being separated from employment following the Effective Date in circumstances that make them eligible for benefits under this Program.

2.	Definitions:

a.	Administrator means the Committee.

b.	Base Salary means an Eligible Employee’s regular salary or wage, excluding any overtime pay, bonuses or other types of compensation paid in addition to the base salary or base wage, calculated on weekly basis as of the termination date.

c.	COBRA Supplement means the benefit the Company will provide under this Program to an Eligible Employee who becomes a Participant in connection with the Eligible Employee’s continued group health coverage pursuant to COBRA. To the extent permitted by applicable law, the COBRA Supplement will be in the form of payment by the Company of the COBRA premium for the Eligible Employee who becomes a Participant for a specified number of weeks based on criteria described below (or such other basis as the Company designates, in its sole and absolute discretion), provided the Participant continues to be entitled to COBRA for that entire period of time. Alternatively, at the Company’s sole option and discretion, the COBRA Supplement may be in the form of a lump sum payment the Participant receives from the Company that is equal to the amount the Participant would be required to pay in premiums for COBRA coverage for the same number of weeks as are specified for the Eligible Employee based on the criteria described below (or such other basis as the Company designates, in its sole and absolute discretion). The lump sum payment will be reduced by all income tax and other payroll taxes required by applicable laws and regulations. No provision of this Program will affect the continuation coverage rules under COBRA, except that the COBRA Supplement payment, if any, of applicable insurance premiums will be credited, pursuant to the fixed schedule for payment of COBRA premiums, as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the COBRA Supplement) will be applied in the same manner that such rules would apply in the absence of this Program.

d.	Code means the Internal Revenue Code of 1986, as amended.

e.	Committee means the Company’s Employee Compensation and Benefits Committee.

f.	Company means Access Midstream Partners, GP, L.L.C. and/or any of its affiliates or subsidiaries and any successors to those entities which employ Eligible Employees.

g.	Effective Date means January 1, 2013.

h.	Election Period means the period (i) commencing on the date an Eligible Employee first has in his/her possession all of the following documents: (i) his/her Severance Agreement; (ii) his/her General Release; and (iii) the OWBPA Materials; and (ii) ending forty-five (45) days after that date. A copy of the Severance Agreement is attached as Exhibit “A.” Copies of the General Release are attached as Exhibits “B” and “B-1.” A copy of the OWBPA Materials are attached as Exhibit “C.”

i.	Eligible Employee means an individual who is not covered by another plan, program, agreement or arrangement providing severance payments or benefits. Any and all other employment or severance agreements entered into by and between an employee of the Company and Chesapeake Energy Corporation (or any of its related entities) are null and void and have been replaced with Individual Employment Agreements between the employee and the Company (“IEA”). Employees who are subject to the terms of an IEA are eligible to receive the Severance Benefits under the Program only to the extent that the applicable IEA does not provide the employee with the same type of severance benefits (i.e., healthcare/COBRA payment or reimbursement, outplacement benefits, equity award acceleration). Additionally, employees who are subject to the terms of an IEA are eligible to receive the Severance Payment under the Program only to the extent that the Severance Payment under the Program is greater than the cash severance payments provided by the IEA. Additionally, to be an Eligible Employee an individual must: (i) as of his/her last date of employment with the Company, be classified as a full-time regular employee of and working directly for the Company (and not a “temporary,” “seconded” or “leased” employee) who, (ii) not engage in Unauthorized Communication at any time either before or after his/her termination from employment, (iii) continue to be employed by the Company until released by the Company and (iv) be terminated from employment by the Company under the circumstances described in Section 4.2. In addition, an individual shall not be an Eligible Employee if he/she is offered and declines a transfer to a position with an equal or higher Base Salary elsewhere within the Company or an affiliated entity.

j.	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

k.	Fiduciary/Named Fiduciary means the Committee.

l.	General Release means the general release attached hereto as Exhibit “B” or “B-1.”

m.	Good Cause Termination means an involuntary termination of employment of an otherwise Eligible Employee for the employee’s breach of any of the Company’s policies and procedures regarding job performance and behavioral expectations outlined in the Company’s Employee Handbook or related materials.

n.	Outplacement Assistance Benefit means a payment by the Company to a third- party vendor selected by the Company for an outplacement program to assist an Eligible Employee in obtaining future employment.

o.	OWBPA Materials means a description of an Eligible Employee’s Decisional/Organizational Unit, the criteria used to determine which employees in that Decisional/Organizational Unit were and were not selected for the Program and information about the positions and ages of the employees in an Eligible Employee’s Decisional/Organizational Unit who were and were not selected for the Program.

p.	Participant means an Eligible Employee who becomes entitled to a Severance Payment and/or Severance Benefits under this Program by signing a Severance Agreement and General Release and who is not subsequently disqualified for the Severance Payment and/or Severance Benefits pursuant to the Program’s terms and/or the terms of the Severance Agreement and General Release.

q.	Severance Agreement means the agreement attached hereto as Exhibit “A.”

r.	Severance Benefits means the benefits in addition to the Severance Payment an Eligible Employee who becomes a Participant will receive under this Program, which includes the COBRA Supplement, the Outplacement Assistance Benefit and the Equity Acceleration Benefit and any other benefits provided by the Company in connection with this Program. As explained in Section 2(i) above, Eligible Employees who are subject to the terms of an IEA may only receive the Severance Benefits only to the extent that the IEA does not provide for the same type of severance benefits. For the avoidance of doubt, if the IEA provides for the same type of severance benefits (i.e., healthcare/COBRA payment or reimbursement, outplacement benefits, equity award acceleration) as the Severance Benefits under the Program, the Eligible Employee will only be eligible to receive the Severance Payment under the Program (subject to Sections 2(i) and 2(s) hereof).

s.	Severance Payment means the lump sum payment an Eligible Employee who becomes a Participant will receive under this Program. As explained in Section 2(i) above, Eligible Employees who are subject to the terms of an IEA may only receive the Severance Payment to the extent that the Severance Payment under the Program is greater than the cash severance payments provided by the IEA. For the avoidance of doubt, if the amount of cash severance payments provided for by the IEA are equal to or are in excess of those provided by the Program, the Eligible Employee will only be eligible to receive the Severance Benefits under the Program (subject to Sections 2(i) and 2(r) above).

t.	Equity Acceleration Benefit means the acceleration of vesting by the Company for an Eligible Employee who becomes a Participant of one hundred percent (100%) of the Participant’s outstanding awards of restricted units in Access Midstream Partners, L.P. to the extent such accelerations are permitted by the terms of the applicable plan and subject to any restrictions under the Code or other applicable laws or regulations. This provision specifically excludes any awards granted to the Eligible Employee under the Chesapeake Midstream Management Incentive Compensation Plan.

u.	Termination Date means the date on which the Company releases an Eligible Employee from employment or such later effective date of termination from employment as the Company may designate.

v.	Unauthorized Communication means disclosure, dissemination or duplication of the Program, the Severance Agreement and/or the General Release by an Eligible Employee to disinterested third parties or to the media. Unauthorized Communication specifically does not include discussion by an Eligible Employee of the terms of the Program, the Severance Agreement and/or the General Release with his/her immediate family, his/her legal counsel or accountant, the Equal Employment Opportunity Commission (or a similar fair employment practices agency of the Eligible Employee’s State of residence or employment) or other similarly situated employees.

3.	Eligibility.

3.1	Participation. Each Eligible Employee will be eligible to be a Participant under the Program as of the Effective Date or the date upon which his/her employment with the Company commences, whichever is later.

3.2

Duration of Participation. An Eligible Employee will cease to be potentially eligible to be a Participant under the Program when the Eligible Employee ceases to work in the Decisional/Organizational Unit, unless at that time such

Eligible Employee is terminated from employment under conditions that entitle him/her to receive a Severance Payment and/or Severance Benefits under Section 4.2 below. Except as provided in Section 4.1(a) below, an Eligible Employee entitled to receive a Severance Payment and/or Severance Benefits will remain an Eligible Employee under the Program until his/her full Severance Payment and/or Severance Benefits have been received by the Eligible Employee.

4.	Separation Benefits.

4.1	Right to Separation Benefits. An Eligible Employee will be entitled to receive from the Company the Severance Payment and/or the Severance Benefits provided in Section 4.3 if the Eligible Employee’s employment by the Company terminates as specified in Section 4.2, provided the Eligible Employee: (i) timely signs and delivers to the Company a Severance Agreement; (ii) timely signs and delivers to the Company a General Release and does not thereafter attempt to revoke the General Release (i.e. the General Release must be signed within 45 days of the termination of the Eligible Employee and not revoked within the following 7 days); (iii) does not engage in Unauthorized Communication at any time either before or after his/her termination from employment; (iv) returns any Company property within the Eligible Employee’s possession or control, continues to cooperate in providing information necessary for transition and maintenance of the Company’s ongoing business and complies with all his/her obligations under the Severance Agreement and the General Release or any other ongoing obligation to the Company, including any restrictions on future activities, statements regarding the Company or disclosure of the Company’s confidential and proprietary information; and (v) has not previously committed that he/she will accept a transfer offer within the Company and thereafter, without the written consent of the Company (which the Company may in its sole and absolute discretion grant or withhold), refuses to honor such commitment. If all of these conditions are met, payment must be provided to the Eligible Employee on the sixtieth day after termination, provided that the Eligible Employee has signed a General Release no later than forty five (45) days after its receipt, and has not revoked the execution of the Agreement within seven (7) days thereafter). Notwithstanding anything in this Section 4.1, an Eligible Employee who is initially eligible for a Severance Payment and/or Severance Benefits will become ineligible upon the occurrence of any of the events described in Section 4.1(a) below.

4.1(a)

Subsequent Disqualifying Events. An Eligible Employee who is initially eligible for a Severance Payment and/or Severance Benefits under Section 4.1 will become ineligible for any Severance Payment and/or Severance Benefits and the Eligible Employee’s receipt of a Severance Payment and/or Severance Benefits will cease immediately, or as applicable, the Eligible

Employee will become immediately obligated to repay the Severance Payment and, to the extent permitted by the terms of the applicable plan and subject to any restrictions under the Code or other applicable laws or regulations, to reimburse the Company for the full value of any and all of the Severance Benefits if the Eligible Employee (i) is rehired by the Company within a time period following the Eligible Employee’s Termination Date that is equal to or less than the number of weeks of Base Salary the Eligible Employee received as his/her Severance Payment or (ii) breaches any of his/her obligations under the Severance Agreement or General Release or any other ongoing obligation to the Company (including ongoing obligations in an Eligible Employee’s individual employment agreement, if any) or (iii) attempts to revoke, repudiate or rescind the General Release at any time in the future (collectively, the “Subsequent Disqualifying Events”).

4.2	Termination of Employment.

(a)	Terminations Which Give Rise to a Severance Payment and/or Severance Benefits Under This Program. An Eligible Employee will become entitled to a Severance Payment and/or Severance Benefits in accordance with Sections 4.1 and 4.1(a) above, and Section 4.3 below, if the Eligible Employee’s position is eliminated by the Company on or after the Effective Date, and the Eligible Employee is involuntarily terminated by the Company as a result of such job elimination.

(b)	Terminations Which Do Not Give Rise to a Severance Payment and/or Severance Benefits Under This Program. An Eligible Employee will not be entitled to a Severance Payment or Severance Benefits if: (i) the Eligible Employee terminates his/her employment after the Effective Date through voluntary separation or death; or (ii) the Eligible Employee is involuntarily terminated by the Company after the Effective Date for reasons that amount to a “Good Cause Termination” as defined above.

4.3	Severance Payment and Severance Benefits.

(a)

Severance Payment and Severance Benefits. Subject to Subsection (d) and Section 4.4 below, if an Eligible Employee’s employment is terminated under circumstances entitling him/her to separation benefits as provided in Sections 4.1 and 4.2 and remains eligible for a Severance Payment as provided in Section 4.1(a) above, the Company will pay the Severance Payment and provide or pay the COBRA Supplement described in Subsections (b) and (c) below and provide the other Severance Benefits. Provided that if the Eligible Employee has an individual, written employment agreement under which the

Eligible Employee would receive a greater amount in severance pay in connection with a termination from employment, other than a Good Cause Termination, the Eligible Employee shall be paid the designated amount of severance pay under his/her employment agreement in lieu of (and not in addition to) a Severance Payment under the Program. The Severance Payment shall be paid as provided in the Severance Agreement, provided that payment must be provided to the Eligible Employee on the sixtieth day after termination, provided that the Eligible Employee has signed a General Release no later than forty five (45) days after termination, and has not revoked the execution of the Agreement within seven (7) days thereafter). Severance Benefits in the nature of expense reimbursements, in-kind benefits or similar payments are intended to meet the requirements for a fixed schedule of payment under Treas. Reg. § 1.409A-3(i)(1)(iv) or otherwise be exempt from the application of Section 409A of the Code, and this Program will be construed and applied accordingly. To the extent required to comply with Section 409A of the Code, any reimbursement, in-kind benefit or other such payment shall be subject to the following: (i) the expense which is subject to reimbursement or other payment must be incurred during the number of weeks specified in 4.3(c) for the applicable length of a COBRA Supplement; (ii) any expense eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement or payment in any other taxable year; (iii) reimbursement or other payment must be made by December 31st of the calendar year after the calendar year in which the expense is incurred by the Eligible Employee; and (iv) any right of the Eligible Employee to receive reimbursements of any such expenses or in-kind benefits is not subject to liquidation or exchange for any other benefit.

(b)	Amount of Severance Payment. Unless the Company, in its absolute and sole discretion, designates an Eligible Employee to receive a Severance Payment on a basis other than the criteria listed below, the amount of the Severance Payment an Eligible Employee will receive will be as follows:

(i) The Severance Payment for an Eligible Employee who holds the position of Director or Senior Director will be an amount equal to Twenty Six (26) weeks of the Eligible Employee’s Base Salary, less all applicable state. local and federal withholdings.

(ii) The Severance Payment for all Eligible Employees who hold any position with the Company other than Director or Senior Director will be equal to eight (8) weeks of the Eligible Employee’s Base Salary, less all applicable state, local and federal withholdings.

(c)	Length or Amount of COBRA Supplement. Unless the Company, in its absolute and sole discretion, designates an Eligible Employee to receive a COBRA Supplement on a basis other than the criteria described below the amount of the COBRA Supplement an Eligible Employee will receive will be as follows:

(i) The COBRA Supplement for an Eligible Employee holding the position of Director or Senior Director will be for or in an amount equal to Twenty Six (26) weeks of COBRA benefit coverage or a lump sum equivalent to the premiums (at the time of termination) for such coverage.

(ii) The COBRA Supplement for an Eligible Employee holding any other position with the Company other than Director or Senior Director will be for or in an amount equal to eight(8) weeks of COBRA benefit coverage or a lump sum equivalent to the premiums (at the time of termination) for such coverage.

(d)	WARN Benefits. Under certain circumstances, the Company may, in its absolute and sole discretion, make voluntary and unconditional payments related to salary and/or provide continued benefits to an Eligible Employee when he/she suffers an employment loss as a result of a “mass layoff” or a “plant closing” covered by the federal Worker Adjustment and Retraining Notification Act (the “WARN Benefits”). If an Eligible Employee receives WARN Benefits, the number of weeks of Base Salary as a Severance Payment and/or the number of weeks of COBRA Supplement he/she may be entitled to receive may, in the Company’s discretion, and to the extent allowed for by federal and state law, be reduced by the number of weeks of WARN Benefits the Eligible Employee receives.

5. Other Benefits. Except as indicated above in Sections 2(j) (fn. 1) and 4.3 with respect to separation payments under an Eligible Employee’s individual, written employment agreement, if any, the Severance Payment and/or the Severance Benefits described in Section 4.3 above will be payable in addition to ,and not in lieu of, all other earned but deferred compensation and all other accrued, vested or earned rights or benefits which are owed to an Eligible Employee following termination, including but not limited to accrued but unused paid time off, amounts or benefits payable under any bonus or other compensation plans, life insurance plans, health plans, disability plans or similar plans, but no other benefits will be paid to such Eligible Employee as a payment due to severance or termination of employment of the Eligible Employee unless payable under any retirement plan qualified under Section 401(a) of the Code which may be sponsored by the Company or as otherwise required by law; provided, the Company reserves the absolute right not to pay any payment under this Program.

6. Program Sponsor. The Program sponsor is the Company, 525 Central Park Drive, Oklahoma City, OK 73105, telephone (405) 935-3901. EIN: 27-1757611; Plan Number 503.

7. Administrator and Named Fiduciary. The Administrator has the authority to interpret the Program, manage its operation and determine all questions arising in the administration, interpretation and application of the Program. Access Midstream Partners, GP, L.L.C. is designated the “named fiduciary.” The Administrator will be contacted c/o Cheri Shepard, Access Midstream Partners, GP, L.L.C., 525 S. Central Park Drive, Oklahoma City, OK 73105, telephone Office: (405) 935-3901.

8. Agent for Service of Process. The agent for service of legal process is General Counsel Regina Gregory Access Midstream Partners, GP, L.L.C., 525 S. Central Park Drive, Oklahoma City, OK 73105.

9. Program Year, Payment of Program Benefits. The Program Year for purposes of maintaining the Program’s fiscal record will be January 1 through December 31. All benefits under the Program shall be paid by the Company. The Program is unfunded, and benefits hereunder will be paid only from the general assets of the Company.

10. Program Amendment and Termination. The Company reserves the right to amend, modify, or terminate the Program or any benefit provided under this Program at any time and from time to time to any extent that it may deem advisable. Any such amendment or modification will be set out in writing executed by the Chief Executive Officer of Access Midstream Partners, GP, L.L.C., or the Chairman of the Committee, or Regina Gregory (or any successor in the position or functions of General Counsel) as the Committee’s designee, or such other designee as the Committee may identify and filed with the Administrator. Upon filing with the Administrator, such amendment or modification to the Program will be deemed to have been amended or modified in the manner and to the extent and effective as of the date therein set forth, and thereupon any and all Eligible Employees, whether they will have become such prior to the amendment or modification, will be bound thereby. Notwithstanding anything herein to the contrary, the Program may be amended in such manner as may be required at any time to make it conform to the requirements of the Code, or of ERISA ,or of any amendment thereto, or of any regulations or rulings issued pursuant thereto.

11. Claims Procedure

11.1	How to Submit a Claim. In order to claim benefits under this Program, the claimant must be an Eligible Employee. A written claim must be filed within ninety (90) days of the date upon which the claimant first knew( or should have known) of the facts upon which the claim is based, unless the Committee in writing consents otherwise. The procedures in this Section will apply to all claims that any person has with respect to the Program, including claims against fiduciaries and former fiduciaries, except to the extent the Committee determines, in its sole discretion that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant.

11.2	Denial of Claims. If a person has made a claim for benefits under this Program and any portion of the claim is denied, the Committee will furnish the claimant with a written notice stating the specific reasons for the denial, including specific reference to any pertinent Program provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary, and appropriate information concerning steps to take if the claimant wishes to submit the claim for review.

The Committee must approve or deny the claim in writing within sixty (60) days after receipt of the claim, plus any extension of time for processing the claim, not to exceed one hundred twenty (120) additional days, as special circumstances require. To obtain an extension, the Committee must advise the claimant in writing during the initial sixty (60) days if an extension is necessary, stating the special circumstances requiring the extension and the date by which the claimant can expect the Committee’s decision regarding the claim.

11.3	Review Procedures. Within sixty (60) days after the date of written notice denying any claim, a claimant or an authorized representative may write to the Committee requesting a review of that decision. The request for review may contain such issues and comments as the claimant or an authorized representative may wish considered in the review. The claimant or an authorized representative may also review pertinent (non-privileged) documents in the Committee’s possession. The Committee will make a final determination with respect to the claim within sixty (60) days after a review is requested. The Committee will advise the claimant of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Program provisions upon which the determination is based. The decision rendered upon reconsideration of the claim will be final and binding on all interested parties.

11.4	Claims Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Program and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

11.5	Exhaustion of Remedies. No legal action for benefits under the Program may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11.1 above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11.3 above, and (iv) has been notified that the Administrator has denied the appeal. Notwithstanding the foregoing, if the Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 11, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

11.6	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable ,or appropriate. All rules and decisions of the Committee will be uniformly and consistently applied to all Eligible Employees in similar circumstances. All decisions of the Committee will be final and conclusive and may be made in the Committee’s sole and absolute discretion. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by an Eligible Employee, the Company or the legal counsel of the Company.

11.7	Other Committee Powers and Duties. The Committee will have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)	to construe and interpret the Program and resolve any ambiguities with respect to any of the terms and provisions thereof as written and as applied to the operation of the Program; and

(b)	to decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder.

12. Validity and Severability. The invalidity or unenforceability of any provision of the Program will not affect the validity or enforceability of any other provision of the Program, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, will not invalidate or render unenforceable such provision in any other jurisdiction.

13. Section Titles and Headings. The titles and headings at the beginning of each Section will not be considered in construing the meaning of any provision in this Program.

14. Controlling Law. The Program will be interpreted under the laws of the State of Oklahoma, except to the extent that federal law preempts state law.

15. The Program Document. This document constitutes the Program document and the Summary Plan Description. In the event of any inconsistency between any communication regarding the Program and the Program document itself, the Program document controls.

16. Internal Revenue Code Section 409A Matters.

16.1 Exemption. It is intended that the payments and benefits under the Program will be exempt from Code Section 409A to the extent provided in an applicable exemption or other provision of Code Section 409A and the Treasury Regulations, including without limitation Treasury Regulation Section 1.409A-1(h), and any other guidance issued thereunder.

16.2 Specified Employees. In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “specified employees” (generally defined as an officer of the Company and its affiliates who is one of the top 50 highest paid employees as determined by the Company) within 6 months following the Specified Employee’s “separation from service” (within the meaning of Code Section 409A). This rule does not apply to amounts which are exempt from the requirements of Code Section 409A. To comply with this rule and notwithstanding any other provision of the Program to the contrary, if any payment or benefit under the Program is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the Eligible Employee’s “separation from service” (within the meaning of Code Section 409A) and if the employee is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)) and if paying or providing any such payment or benefit to such Eligible Employee would constitute a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such payment or benefit will be delayed until the first day of the seventh month following such Eligible Employee’s separation from service (within the meaning of Code Section 409A) and will at that time be paid in a lump sum (or, in the case of a non-cash benefit, will be provided in a manner that is consistent with Code Section 409A). Any amount that would have otherwise been paid or provided during the six-month period immediately following an Eligible Employee’s separation from service will be paid on the first business day of the seventh month following such separation from service, or, if earlier, the date of the Eligible Employee’s death.

16.3 Statement of Intent. To the fullest extent permitted under Code Section 409A, payments and other benefits payable under the Program are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. This Program will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding any provision of the Program to the contrary, to the extent that any such amount or benefit is or becomes subject to Code Section 409A, the Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties, and the Company may adopt such amendments to this Program and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to avoid the imposition of taxes under Code Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Program from Code Section 409A and/or (ii) comply with the requirements of Code Section 409A. In no event whatsoever will the Company or any of its affiliates be liable for any tax, interest or penalty that may be imposed by Code Section 409A or any damages for failing to comply with Code Section 409A.

Executed this 20 day of December, 2012 to be effective January 1, 2013.

ACCESS MIDSTREAM PARTNERS GP, L.L.C., an Oklahoma Corporation

/s/ J. Mike Stice
J. Mike Stice, Chief Executive Officer

STATEMENT OF ERISA RIGHTS

(Employee Retirement Income Security Act of 1974 (ERISA) Rights)

Participants in this Program (which is a welfare benefit plan sponsored by Access Midstream Partners GP, L.L.C. ) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Program and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

1.	Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Program and a copy of the latest annual report (Form 5500 Series) filed by the Program with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

2.	Obtain, upon written request to the Administrator, copies of documents governing the operation of the Program and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

3.	Receive a summary of the Program’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Program participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Program, called “fiduciaries” of the Program, have a duty to do so prudently and in the interest of you and other Program participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Program benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Program benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Program documents or the latest annual report from the Program and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Program’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

If it should happen that Program fiduciaries misuse the Program’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Program, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.